Exhibit 99.1

News Release	GRACO INC. P.O. Box 1441 Minneapolis, MN 55440-1441 NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Thursday, April 14, 2011	Investors: James A. Graner (612) 623-6635
Media: Jodi Ehlers Swanson (612) 623-6217
GRACO TO ACQUIRE THE FINISHING BUSINESSES OF ITW
A GLOBAL MANUFACTURER OF LIQUID AND POWDER FINISHING TECHNOLOGIES
Advances Graco’s Core Growth Strategies
Gives Graco a Leading Position in Industrial Powder Paint Equipment
Brings Several Widely Recognized Premium Brands to Graco
MINNEAPOLIS, MN (April 14, 2011) — Graco Inc. (NYSE: GGG) announced today that it has entered into a definitive agreement to purchase the operations of the finishing businesses of Illinois Tool Works Inc. (NYSE: ITW) in a $650 million cash transaction. The ITW businesses manufacture and distribute equipment for industrial liquid finishing, powder coating and automotive refinishing, worldwide. Key attributes of the businesses include:
•	2010 revenues of $305 million, of which 40 percent were in the Americas and 60 percent elsewhere.

•	Significant operations are located in the United States, Switzerland, United Kingdom, Japan, Brazil and Mexico with sales offices and distribution capabilities in several additional countries.

•	Leading equipment technologies and brands, such as Gema® powder finishing equipment, Binks® industrial pumping solutions, DeVilbiss® auto refinish guns and accessories, Ransburg® electrostatic guns and accessories and BGK curing technology.

•	Professional management and 900 employees worldwide.

•	Global manufacturing capabilities/capacity.
Graco plans to finance the transaction through a new committed $450 million revolving credit facility (U.S. Bank National Association and JP Morgan as joint lead arrangers) and previously announced long-term debt of $300 million. Operations are expected to be cash accretive immediately and will be included in Graco’s Industrial segment for reporting purposes. Closing is expected in June 2011, at the earliest, pending regulatory reviews and other customary conditions.
Graco’s Chief Executive Officer, Pat McHale, said, “This acquisition is an excellent strategic fit with Graco’s Industrial segment. It will advance all of our stated core growth strategies: new products and technology, geographic expansion, and new markets. We gain a leading position in industrial powder paint equipment — a growing global market where we have no offering today. In liquid finishing, the acquired product technologies are complementary to Graco’s Industrial offering and also give us a leading position in automotive refinish where we have little presence. The acquired businesses generate two thirds of revenue outside North America, increasing our critical mass in important international and emerging markets. This transaction will bring several widely recognized premium brands to Graco, a strong distribution channel, an installed base and approximately 40% of revenue from parts and accessories. We believe this acquisition will create long term value for our shareholders.”
Investor slides that more fully describe this transaction are available on the Investor section at the Company’s website at www.graco.com. Graco management will hold a conference call, including slides via webcast, with analysts, institutional investors and media to discuss the acquisition at 9:00 a.m. ET, 8:00 a.m. CT, on Friday, April 15, 2011.
A real-time listen-only webcast of the conference call will be broadcast by Thomson/CCBN. Individuals wanting to listen and view slides can access the call at the Company’s website at www.graco.com. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.
For those unable to listen to the live event, a replay will be available soon after the conference call at Graco’s website, or by telephone beginning at approximately 2:00 p.m. ET on April 15, 2011, by dialing 800-406-7325, Conference ID #4434303, if calling within the U.S. or Canada. The dial-in number for international participants is 303-590-3030, with the same Conference ID #. The replay by telephone will be available through April 20, 2011.
ITW is a Fortune 200 global diversified industrial manufacturer. ITW’s key business platforms include welding, automotive OEM, industrial packaging, food equipment, construction, polymers and fluids, test and measurement electronics, decorative surfaces and automotive aftermarket products. ITW’s revenues totaled $15.9 billion in 2010.
Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, and construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.
Cautionary Statement Regarding Forward-Looking Statements
A forward-looking statement is any statement made in this presentation that reflects the Company’s current thinking on the acquisition of the Finishing Business from ITW, market trends and the Company’s future financial performance at the time it is made. All forecasts and projections are forward-looking statements. The Company undertakes no obligation to update these statements in light of new information or future events.
The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 by making cautionary statements concerning any forward-looking statements made by or on behalf of the Company. The Company cannot give any assurance that the results forecasted in any forward-looking statement will actually be achieved. Future results could differ materially from those expressed, due to the impact of changes in various factors. These risk factors include, but are not limited to: whether and when the required regulatory approvals will be obtained, whether and when the closing conditions will be satisfied and whether and when the transaction will close, the ability to close on committed financing on satisfactory terms, the amount of debt that the Company will incur to complete the transaction, completion of purchase price valuation for acquired assets, whether and when the Company will be able to realize the expected financial results and accretive effect of the transaction, how customers, competitors, suppliers and employees will react to the transaction, and economic changes in global markets. Please refer to Item 1A of, and Exhibit 99 to, the Company’s Annual Report on Form 10-K for fiscal year 2010 for a more comprehensive discussion of other risk factors that relate generally to the Company’s business and financial condition. The Annual Report on Form 10-K is available on the Company’s website at www.graco.com and the Securities and Exchange Commission’s website at www.sec.gov.
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